Exhibit 99.1

AxoGen, Inc. Announces Record First Quarter 2012 Revenues

First Quarter Highlights

•	Record revenues of $1.65 million, a 47% increase from first quarter 2011

•	Gross profit over first quarter 2011 increased 55% to a record $1.21 million

•	Gross profit margins improved to 73% compared to 70% for the same period in 2011

ALACHUA, FL – May 14, 2012 – AxoGen, Inc. (AXGN.OB), a leading regenerative medicine company focused on the commercialization of proprietary products and technologies for peripheral nerve reconstruction and regeneration, today announced revenues for the first quarter ended March 31, 2012 of $1.65 million, a 47% increase over 2011 first quarter revenues of $1.12 million.

“This quarter’s record performance has been the direct result of our increase in sales and marketing activity,” commented Karen Zaderej, Chief Executive Officer of AxoGen, Inc. “During the first quarter we continued to expand our sales force, while continuing to get hospital approval for AxoGen products and training and developing the sales team. Our growing base of sales representatives, combined with increasing surgeon awareness of our technologies and clinical data, creates a strong environment for our continued growth.”

Revenues

Revenues for the period increased to a record $1.65 million, or 47%, compared to $1.12 million in 2011. The improved results were primarily due to an increase in new accounts as well as stronger sales penetration into key accounts.

Revenues increased 21% over fourth quarter revenues of $1.36 million.

Gross Profit

Gross profit reached $1.21 million, a 55% increase, for first quarter 2012 up from $0.78 million reported for the same period 2011. The higher gross profit reflects lower manufacturing and labor cost and the absence of one-time manufacturing startup expenses reported during the first quarter of 2011. The gross profit margin increased to 73% compared to 70% for the same quarter last year.

Sales and Marketing Expenses

As a result of the Company’s investment in additional sales and marketing resources, sales and marketing expenses during the first quarter of 2011 increased to $1.63 million, compared to $0.86 million reported during the same period last year. As of the end of the period, the Company reported 16 direct and 21 independent sales representatives and distributors.

Research and Development Expenses

Research and development expenses increased to $0.30 million during the first quarter of 2012. Substantially all of the research and development expenses relate to expenditures for clinical activity.

General and Administrative Expenses

General and administrative expenses increased to $1.23 million for the quarter, compared to $0.72 million reported last year. This increase was largely driven by payroll and benefit increases and expenses associated with being a public company.

Operating Loss

The Company reported a net loss of $2.11 million, or $0.19 per common share, compared to a net loss of $2.3 million, or $2.21 per common share, reported during the same period in 2011.

Financial Liquidity

At March 31, 2012, the Company had $5.64 million in cash and cash equivalents, with $5.0 million in total debt outstanding.

Earnings Call Information

As previously announced, AxoGen, Inc. management will review first quarter 2012 financials during a conference call scheduled for May 15, 2012 at 11:00 AM Eastern Time. The conference call information is as follows:

Conference dial-in:	888.715.1397

International dial-in	913.312.1227

Conference ID:	6117124

Webcast:	www.axogeninc.com/investors.html

A webcast replay of the conference call will be available under the “Investor” tab on the Company’s website, www.axogeninc.com.

About AxoGen, Inc.

AxoGen (AXGN.OB) is a leading regenerative medicine company with a portfolio of proprietary products and technologies for peripheral nerve reconstruction and regeneration. Every day, people suffer traumatic injuries or undergo surgical procedures that impact the function of their peripheral nerves. Peripheral nerves provide the pathways for both motor and sensory signals throughout the body and their damage can result in the loss of function and feeling. In order to improve surgical reconstruction and regeneration of peripheral nerves, AxoGen has developed and licensed patented and patent-pending technologies, which are used in its portfolio of products. This portfolio includes Avance® Nerve Graft, the only commercially available allograft nerve for bridging peripheral nerve discontinuities (a gap created when the nerve is severed) of up to 70mm in length.

AxoGen’s portfolio also includes AxoGuard® Nerve Connector, a coaptation aid allowing for close approximation of severed nerves, and AxoGuard® Nerve Protector, a bioscaffold used to reinforce a coaptation site, wrap a partially severed nerve or isolate and protect nerve tissue. AxoGen is bringing the science of nerve repair to life with thousands of surgical implants of AxoGen products performed in hospitals and surgery centers across the United States, including military hospitals serving U.S. service men and women.

AxoGen is the parent of its wholly owned operating subsidiary, AxoGen Corporation. AxoGen’s principal executive office and operations are located in Alachua, FL.

Cautionary Statements Concerning Forward-Looking Statements

This Press Release contains “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or predictions of future conditions, events or results based on various assumptions and management’s estimates of trends and economic factors in the markets in which we are active, as well as our business plans. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, “projects”, “forecasts”, “may”, “should”, variations of such words and similar expressions are intended to identify such forward-looking statements. The forward-looking statements may include, without limitation, statements regarding product development, product potential or financial performance. The forward-looking statements are subject to risks and uncertainties, which may cause results to differ materially from those set forth in the statements. Forward-looking statements in this release should be evaluated together with the many uncertainties that affect AxoGen’s business and its market, particularly those discussed in the risk factors and cautionary statements in AxoGen’s filings with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those projected. The forward-looking statements are representative only as of the date they are made, and AxoGen assumes no responsibility to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

COCKRELL GROUP Rich Cockrell, President 404.942.3369 Investorrelations@thecockrellgroup.com www.cockrellgroup.com	AxoGen, Inc. Greg Freitag, Chief Financial Officer 386.462.6856 InvestorRelations@AxoGenInc.com www.axogeninc.com

AxoGen, Inc.

Condensed Consolidated Balance Sheets

	March 31, 2012 (unaudited)	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$5,641,947	$8,190,781
Accounts receivable	893,983	797,654
Inventory	2,126,336	1,760,540
Prepaid expenses and other	142,257	133,500

Total current assets	8,804,523	10,882,475
Property and equipment, net	221,446	247,824
Goodwill	169,987	169,987
Intangible assets	911,297	899,480
Deferred financing costs	272,563	295,276
Other Assets	97,276	—

	$10,477,092	$12,495,042

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$1,506,373	$1,585,100
Current portion of long-term debt	918,480	434,734

Total current liabilities	2,424,853	2,019,834
Long-term debt	3,932,229	4,403,737

Total liabilities	6,357,082	6,423,571

Commitments and contingencies
Stockholders’ equity:
Common stock, $.01 par value; 50,000,000 shares authorized; 11,062,421 and 11,062,188 shares issued and outstanding	110,624	110,622
Additional paid-in capital	54,549,646	54,391,784
Accumulated deficit	(50,540,20)	(48,430,95)

Total stockholders’ equity	4,120,010	6,071,471

	$10,477,092	$12,495,042

AxoGen, Inc.

Consolidated Statements of Operations

(unaudited)

	Three Months Ended
	March 31, 2012	March 31, 2011
Revenues	$1,653,430	$1,121,561
Cost of goods sold	439,158	338,777

Gross profit	1,214,272	782,784
Costs and expenses:
Sales and marketing	1,628,608	856,976
Research and development	296,131	105,591
General and administrative	1,230,608	722,165

Total costs and expenses	3,155,347	1,684,732

Loss from operations	(1,941,075)	(901,948)

Other income (expense):
Interest expense	(125,125)	(202,799)
Interest expense – deferred financing costs	(34,951)	(1,059,167)
Change in fair value of warrant liability	—	(119,460)
Other income (expense)	(8,174)	(7,900)

Total other income (expense)	(168,250)	(1,389,326)

Net loss	(2,109,325)	(2,291,274)
Preferred Stock dividends (assumes all paid)	—	375,779

Net loss available to common shareholders	$(2,109,325)	$(2,667,053)

Weighted Average Common Shares outstanding – basic and diluted	11,062,339	1,205,600

Loss Per Common share – basic and diluted	$(0.19)	$(2.21)

AxoGen, Inc.

Consolidated Statements of Cash Flows

(unaudited)

	Three Months Ended March 31,
	2012	2011
Cash flows from operating activities:
Net loss	$(2,109,325)	$(2,291,274)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation	55,691	75,129
Amortization of intangible assets	29,419	10,676
Amortization of deferred financing costs	22,713	1,059,167
Amortization of debt discount	12,238	8,578
Stock-based compensation	157,860	30,000
Change in fair value of warrant liability	—	119,460
Change in assets and liabilities:
Accounts receivable	(96,329)	(85,251)
Inventory	(365,796)	30,429
Prepaid expenses and other	(106,033)	32,973
Accounts payable and accrued expenses	(78,727)	(146,867)

Net cash used for operating activities	(2,478,289)	(1,156,980)

Cash flows from investing activities:
Purchase of property and equipment	(29,313)	—
Acquisition of intangible assets	(41,236)	(17,981)

Net cash used for investing activities	(70,549)	(17,981)

Cash flows from financing activities:
Debt issuance costs	—	(37,346)
Proceeds from exercise of stock options	63	—
Payment of fractional shares from Merger	(59)	—

Net cash provided by (used for) financing activities	4	(37,346)

Net decrease in cash and cash equivalents	(2,548,834)	(1,212,307)
Cash and cash equivalents, beginning of year	8,190,781	1,799,048

Cash and cash equivalents, end of period	$5,641,947	$586,741

Supplemental disclosures of cash flow activity:
Cash paid for interest	$125,125	$184,051
Supplemental disclosure of non-cash investing and financing activities:
Accretion of dividends of Series B preferred stock	$—	$110,849
Accretion of dividends of Series C preferred stock	—	187,601
Accretion of dividends of Series D preferred stock	—	77,329